UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

 ______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 9, 2012 (July 2, 2012)

AMERICAN REALTY CAPITAL PROPERTIES, INC.

(Exact name of Registrant as specified in its charter)

Maryland	001-35263	45-2482685
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of principal executive offices)

(212) 415-6500
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On July 2, 2012, the representatives of the underwriters delivered a notice to American Realty Capital Properties, Inc. (the “Company”) indicating that the underwriters were exercising their option to purchase their full over-allotment option, or 487,500 shares of common stock. The over-allotment option had been previously granted in connection with the Company’s underwritten public offering of 3,250,000 shares of the Company’s common stock, which closed on June 18, 2012.

Accordingly, on July 9, 2012, the Company closed on the issuance of 487,500 shares of the Company’s common stock, par value $0.01 per share at a price of $10.00 per share (before underwriting discounts and commissions). The net proceeds to the Company from the exercise of such over-allotment option were approximately $4.6 million, after deducting underwriting discounts and commissions.

Robert W. Baird & Co. Incorporated, Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS), and JMP Securities LLC acted as representatives of the several underwriters and joint book-running managers of the offering. Maxim Group LLC and National Securities Corporation acted as co-managers for the offering.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits:

99.1	Press release of American Realty Capital Properties, Inc., dated July 9, 2012, announcing the full exercise of underwriters’ option to purchase additional shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

July 9, 2012	By:	/s/ Nicholas S. Schorsch
	Name:	Nicholas S. Schorsch
	Title:	Chief Executive Officer and
Chairman of the Board of Directors